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Ex-10(iv)
                          RENTAL/UTILITIES AGREEMENT


     THIS RENTAL/UTILITIES AGREEMENT ("Agreement") is made effective this 1st day of January 2001, by and between Michael Linn, a Utah resident ("Landlord") and Wallin Engines Corporation, a Nevada Corporation ("Tenant").

1. Premises. In consideration of rents, covenants and agreements herein, Landlord agrees to rent to Tenant approximately 100 square feet of office space located at 6314 King Valley Drive, West Valley City, UT 84128.

2. Term and commencement date. The term of this lease shall be on a month-to-month basis commencing on January 1, 2001.

3. Rental Amount. Tenant agrees to pay Landlord at such place as Landlord may designate, without prior demand, and without any deduction or setoff whatsoever, a base rent of $100.00 per month, to be received by Landlord on the last day of the month. All rental amounts shall accrue until such time the Company has net income of $50,000. Ten percent (10%) of the net income from Employer's operations before tax shall go towards paying down the accrued rent liability.

4. Utilities/Miscellaneous Expenses. Tenant agrees to pay Landlord at such place as Landlord may designate, without prior demand, and without any deduction or setoff whatsoever, a base utilities/miscellaneous expense of $100.00 per month, to be received by Landlord on the last day of the month. All utilities/miscellaneous expenses shall accrue until such time the Company pays for these expenses out of its own account. These expenses include but are not limited to heat, power, water, sewer, garbage collection, recycling, phone, fax, Internet, computer, printer and any other office items needed for the operations of the Company, not currently being paid by the company.

5. Use. Tenant agrees to use the premises for the purposes of rebuilding car and truck engines.

6. Laws, Waste, Nuisance. Tenant covenants that it: (i) will comply with all governmental laws, ordinances, regulations, and requirements, now in force, or which hereafter may be in force, of any lawful governmental body or authorities having jurisdiction over the Premises; (ii) will keep the Premises and every part thereof in a clean, neat, and orderly condition, free of objectionable noise, odors, or nuisances, and will in all respects and at all times, fully comply with all health and police regulations; and (iii) shall not suffer, permit, or commit any waste.

7.   Miscellaneous.

     (a) The execution and performance of this Agreement has been duly authorized by all requisite individual or corporate actions and approvals and is free of conflict or violation of any other individual or corporate actions and approvals entered into jointly and severally by the parties hereto. This Agreement represents the entire Agreement between the parties hereto, and supersedes any prior agreements with regards to the subject matter hereof. This Agreement may be executed in

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          any number of facsimile counterparts with the aggregate of the counterparts together constituting one and the same instrument. This Agreement constitutes a valid and binding obligation of the parties hereto and their successors, heirs and assigns and may only be assigned or amended by written consent from the other party.

     (b) No term of this Agreement shall be considered waived and no breach excused by either party unless made in writing. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be constructed as if it never contained any such invalid, illegal or unenforceable provisions. The parties hereto shall cooperate with each other to achieve the purpose of this Agreement. From time to time, each party will execute additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

     (c) The validity, interpretation, and performance of this Agreement shall be controlled by binding arbitration in the State of Utah under the rules then obtaining of the American Arbitration Association. Such arbitration ruling shall be final and binding amongst the parties herein. If any action is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees, court costs, and other costs incurred in proceeding with the action from the other party.

     (d) The parties hereto agree to indemnify, hold harmless and defend the other from and against all demands, claims, actions, losses, damages, liabilities, costs and expenses, including without limitation, interest, penalties, court fees, and attorney's fees and expenses asserted against or imposed or incurred by either party by reason of or resulting from a breach of any representation, warranty, covenant condition or agreement of the other party to this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.


     Michael Linn  (Landlord)

       /S/ MICHAEL LINN
     ______________________________________
     By:  Michael Linn, an Individual


     Wallin Engines Corporation  (Tenant)

       /S/ MICHAEL LINN
     ______________________________________
     By:  Michael Linn, President

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